EXHIBIT 99.1

Palatin Technologies Announces Transition to OTC Pink Following

NYSE American Delisting Notice

The Company Intends to Request a Review of the Delisting Determination

CRANBURY, NJ – May 7, 2025 – Palatin Technologies, Inc. (“Palatin” or the “Company”), a biopharmaceutical company developing first-in-class medicines targeting the melanocortin receptor system, today announced that it has received a notice from the NYSE American LLC (“NYSE American”) stating that the NYSE Regulation has determined to commence proceedings to delist Palatin’s common stock. The notice, issued under Section 1003(f)(v) of the NYSE American Company Guide, cites the low selling price of Palatin’s common stock as the basis for delisting.

As a result, trading of Palatin’s common stock on the NYSE American has been immediately suspended, and the shares will transition to the OTC Pink Market under the ticker symbol “PTNT” beginning on May 8, 2025.

Palatin intends to appeal the delisting decision, although there can be no assurance that any such appeal will be successful. The Company has until May 14, 2025 to appeal the NYSE American’s decision.

“We are disappointed with the delisting determination,” said Carl Spana, Ph.D., President and CEO of Palatin Technologies. “We continue to believe the Company has valuable assets and the actions of NYSE American will in no way deter our commitment to advance our business plan and increase stockholder value.”

Forward-looking Statements

Statements in this press release that are not historical facts, including statements about future expectations of Palatin Technologies, Inc., such as statements about the transition of the Company’s common stock to the OTC Pink Market and the Company’s appeal of the NYSE American’s delisting determination, are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and as that term is defined in the Private Securities Litigation Reform Act of 1995. The Company intends that such forward-looking statements be subject to the safe harbors created thereby. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that could cause the Company’s actual results to be materially different from its historical results or from any results expressed or implied by such forward-looking statements.

Investor Inquiries:	Media Inquiries:
Stephen T. Wills, CPA, MST	Paul Arndt, MBA, LifeSci Advisors
CFO/COO (609) 495-2200	Managing Director (646) 597-6992
Info@Palatin.com	Paul@LifeSciAdvisors.com

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